UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2022

SERITAGE GROWTH PROPERTIES

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-37420	38-3976287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Fifth Avenue, Suite 1530 New York, New York	10110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 355-7800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares of beneficial interest, par value $0.01 per share	SRG	New York Stock Exchange
7.00% Series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share	SRG-PA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01

Preliminary Proxy Statement

On July 7, 2022, Seritage Growth Properties (the “Company”) issued a press release announcing the filing of its preliminary proxy statement (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”). A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated into this Item 8.01 by reference.

Voting and Support Agreement

On July 6, 2022, the Company entered into a voting and support agreement with Mr. Edward S. Lampert (the “Voting and Support Agreement”), pursuant to which Mr. Lampert has agreed to, among other things, (i) appear at the Annual Meeting or otherwise cause his shares to be counted as present thereat for the purpose of establishing a quorum and (ii) validly vote or cause to be voted at the Annual Meeting all of his shares owned as of the record date for the Annual Meeting in favor of the plan of sale proposal, as more fully described in the Preliminary Proxy Statement. Until July 6, 2022, Mr. Lampert held substantial equity in Seritage Growth Properties, L.P. (the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership.

Pursuant to the Voting and Support Agreement, on July 6, 2022, Mr. Lampert exchanged his entire equity interest in the Operating Partnership for Class A common shares of the Company in accordance with the terms of the partnership agreement of the Operating Partnership. Accordingly, the Company currently owns, directly and indirectly, the entire equity interest in the Operating Partnership. The preceding is summary of the terms of the Voting and Support Agreement and is qualified in its entirety by reference to the full text of the Voting and Support Agreement, which is attached as Exhibit 10.1 to this report and incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Voting and Support Agreement dated as of July 6, 2022, between Seritage Growth Properties and Edward S. Lampert.

99.1	Press release dated July 7, 2022.

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERITAGE GROWTH PROPERTIES

By:	/s/ Matthew Fernand
Matthew Fernand
Chief Legal Officer & Corporate Secretary

Date: July 7, 2022

Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of July 6, 2022, is entered into by and between Seritage Growth Properties, a Maryland corporation (the “Company”), and Edward S. Lampert (the “Company Stockholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in that certain Amended & Restated Limited Partnership Agreement of Seritage Growth Properties, L.P. (the “Partnership”), dated as of December 14, 2017 (the “Partnership Agreement”).

RECITALS

WHEREAS, on March 1, 2022, the Company announced that its Board of Trustees (the “Board”) commenced a process to review a broad range of strategic alternatives to enhance shareholder value (the “Strategic Alternatives Process”);

WHEREAS, in furtherance of the Strategic Alternatives Process, on March 31, 2022, with the consent of the Company Stockholder in his capacity as a holder of Common Units under the Partnership Agreement, the Board announced that it had adopted a plan to terminate the Company’s election to be treated as a Real Estate Investment Trust (“REIT”) for tax purposes and to convert the Company to a C corporation;

WHEREAS, in furtherance of the Strategic Alternatives Process, the Board has adopted a plan to sell, lease, exchange or otherwise transfer all or substantially all of the property of the Company and its subsidiaries as contemplated by Article XI of the Articles of Amendment and Restatement of the Company (the “Articles”) in accordance with the plan of sale substantially in the form attached to the draft proxy statement previously provided to the Stockholder on the date hereof (such plan, the “Plan of Sale”);

WHEREAS, the Board intends to seek approval of a resolution in approving the Plan of Sale (the “Plan of Sale Resolution”) by the holders of the Class A common shares of beneficial interest, par value $0.01 per share (“Company Common Stock”) at the Company’s 2022 Annual Meeting of its Shareholders (including any postponements or adjournments thereof, the “Annual Meeting”);

WHEREAS, the Company Stockholder is the holder of 12,354,963 Common Units (the “Redeemed Units”), constituting all of the outstanding Common Units of the Partnership not held by the Company and its Subsidiaries;

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Company Stockholder exercised his right under Section 8.6A of the Partnership Agreement to require the Partnership to redeem all of the Redeemed Units by delivering to the Company a Notice of Redemption (the “Redemption Request”);

WHEREAS, in accordance with Section 8.6B of the Partnership Agreement, the Company is electing, pursuant to this Agreement, which constitutes a written notice of election pursuant to Section 8.6B of the Partnership Agreement, to acquire all of the Redeemed Units from the Company Stockholder in exchange for 12,354,963 duly authorized, validly issued, fully paid and non-assessable shares of Company Common Stock (the “Issued Shares”), free of any pledge, lien, encumbrance or restriction, other than those provided in the Articles, the bylaws of the Company, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Issued Shares entered into between the Company Stockholder and the Company;

WHEREAS, pursuant hereto, (i) the Company Stockholder is waiving his right to withdraw his Redemption Request in accordance with Section 8.6B of the Partnership Agreement and, as such, in accordance with Section 8.6C of the Partnership Agreement, the Company Stockholder is hereby deemed the owner of the Issued Shares for all purposes, including, without limitation, rights to vote or consent and rights to receive dividends related thereto, as of the date hereof, and (ii) in accordance with Section 8.6E of the Partnership Agreement, all of the Redeemed Units acquired by the Company pursuant to such Redemption Request are automatically, and without further action required, being converted into, and deemed to be, Limited Partnership Interests held by the Company in its capacity as a Limited Partner of the Partnership; and

WHEREAS, as of the date hereof, and after giving effect to the delivery of the Issued Shares to the Company Stockholder pursuant to the Redemption Request, the Company Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the number of shares of Company Common Stock set forth Schedule 1 attached hereto (the “Owned Shares”; the Owned Shares and any additional shares of Company Common Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock) in which the Company Stockholder or any of his affiliates acquires record or beneficial ownership of after the date hereof, including by purchase or transfer, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Company Stockholder hereby agree as follows:

1. Redemption Request.

(a) In accordance with Section 8.6B of the Partnership Agreement, the Company hereby elects to acquire from the Company Stockholder all of the Redeemed Units subject to his Redemption Request in exchange for the Issued Shares.

(b) Promptly after the date hereof, the Company shall cause to be delivered to the Company Stockholder the Issued Shares in book entry form, free of any pledge, lien, encumbrance or restriction, other than those provided in the Articles, the bylaws of the Company, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Issued Shares entered into between the Company Stockholder and the Company.

2

(c) The Company Stockholder hereby waives his right to withdraw his Redemption Request in accordance with Section 8.6B of the Partnership Agreement.

(d) The Company agrees that, in accordance with Section 8.6C of the Partnership Agreement, the Company Stockholder shall be deemed the owner of the Issued Shares for all purposes, including without limitation, rights to vote or consent and rights to receive dividends related thereto, as of the date hereof.

2. Approval of Plan of Sale Resolution.

(a) Subject to the earlier termination of this Agreement in accordance with Section 4, the Company Stockholder, in his capacity as a stockholder of the Company, irrevocably and unconditionally agrees that at the Annual Meeting he shall, and shall cause any other holder of record of any of the Covered Shares to:

(i) appear at such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for the purpose of establishing a quorum; and

(ii) validly vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares beneficially owned by the Company Stockholder as of the record date for such meeting (or the date that any written consent is executed by such Company Stockholder) in favor of the Plan of Sale Resolution.

3. No Inconsistent Agreements. The Company Stockholder hereby covenants and agrees that he shall not, at any time prior to the termination of this Agreement in accordance with Section 4, take any action that would interfere with his ability to vote or cause to be voted the Covered Shares as agreed pursuant to this Agreement.

4. Termination. This Agreement shall terminate upon the earliest of (i) the completion of the Annual Meeting or (ii) the date that is 120 days after the date hereof; provided, that the provisions set forth in Sections 4, and 11 to 17 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any willful breach by such party of this Agreement prior to such termination, or fraud with respect to the representations and warranties contained in this Agreement.

5. Representations and Warranties of the Company Stockholder. The Company Stockholder hereby represents and warrants to the Company as follows:

(a) The Company Stockholder, after giving effect to the delivery of the Issued Shares to the Company Stockholder pursuant to the Redemption Request, is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Covered Shares. As of the date hereof, other than the Owned Shares, the Company Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities exercisable for or convertible into shares of capital stock of the Company) or any interest therein.

3

(b) The Company Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to all of the Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of his Covered Shares that is inconsistent with his obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with his obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent him from satisfying, his obligations pursuant to this Agreement.

(c) This Agreement has been duly executed and delivered by the Company Stockholder and constitutes a legal, valid and binding agreement of the Company Stockholder enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Company Stockholder or any of his controlled affiliates from, or to be given by him to, or be made by him with, any governmental entity or any other person or entity in connection with his execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Company Stockholder as follows:

(a) The Company (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Maryland, and (ii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Company from, or to be given by the Company to, or be made by the Company with, any governmental entity in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, except for any such filing, notice, report, consent, registration, approval, permit, waiver, expiration or authorization that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

4

7. Certain Covenants of the Company Stockholder. Except in accordance with the terms of this Agreement, the Company Stockholder hereby covenants and agrees as follows:

(a) During the period of time between the date hereof and 11:59 p.m., New York Time, on July 6, 2022 (such period of time, the “Restricted Period”), the Company Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer or otherwise dispose of (including by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), any of the Covered Shares, or (ii) take any action that would make any representation or warranty of the Company Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Company Stockholder from performing his obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an affiliate of the Company Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Company Stockholder under, and be bound by all of the applicable terms of, this Agreement; provided, further, that any Transfer permitted under this Section 7(a) shall not relieve the Company Stockholder of his obligations under this Agreement. Any Transfer during the Restricted Period in violation of this Section 7(a) with respect to the Covered Shares shall be null and void.

(b) Following the Restricted Period, the Company Stockholder is free to Transfer any or all of his Covered Shares to any person.

(c) For purposes of this Agreement, an “affiliate” means any (i) other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity, or (ii) (A) in the case of a natural person, any of such person’s family members, a trust for the benefit of such person, or any of such person’s family members or of which such person, or any of such person’s family members, is trustee, and a corporation, partnership, or any other entity wholly or jointly owned or controlled by such person and any of such person’s family members, or any other individual acting at the direction of such person or any of the foregoing, and (B) in the case of an entity, a partnership, a corporation, or any other entity, or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

(d) The Company Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

8. Disclosure. The Company Stockholder hereby authorizes the Company, and the Company hereby authorizes the Company Stockholder, to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission, the Company Stockholder’s identity and ownership of the Covered Shares and the nature of the Company Stockholder’s and the Company’s obligations under this Agreement; provided, that prior to any such publication or disclosure the disclosing party has provided the other parties with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments such disclosing party will consider in good faith.

5

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Company and the Company Stockholder.

10. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed, addressed as follows:

if to the Company Stockholder, at:

Edward S. Lampert

1170 Kane Concourse, Suite 200

Bay Harbor Islands, Florida 3315

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attn: Benet J. O’Reilly

E-mail: boreilly@cgsh.com

if to the Company, to it at:

Seritage Growth Properties

500 Fifth Avenue, Suite 1530

New York, New York

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, CA 92626

Attn: Charles Ruck

E-mail: Charles.ruck@lw.com

6

12. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written and oral, that may have been entered into by or among any of the parties hereto relating to the transactions contemplated hereby.

13. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Circuit Court for Baltimore City, Maryland (or, if the Circuit Court for Baltimore City, Maryland declines to accept jurisdiction over any action, any state court within the State of Maryland or the United States District Court for the District of Maryland, Northern Division) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11. Nothing in this Section 13(b), however, shall affect the right of any party to serve legal process in any other matter permitted by Law.

14. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 14 shall be null and void, ab initio.

15. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that the parties hereto or thereto do not fully perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder or thereunder to consummate this Agreement) in accordance with their specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this

7

Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with the terms hereof, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby, and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the specific performance of the terms and provisions of this Agreement, or oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 15 shall not be required to provide any bond or other security in connection with any such injunction.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid, legal and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the parties hereto.

17. Counterparts; Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when each party hereto has received counterparts signed by each of the other parties (it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof). The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

SERITAGE GROWTH PROPERTIES

By:	/s/ Matthew Fernand
Name: Matthew Fernand
Title: Chief Legal Officer & Corporate Secretary

[Signature Page to Voting and Support Agreement]

/s/ Edward S. Lampert
Edward S. Lampert

[Signature Page to Voting and Support Agreement]

Schedule 1

Company Stockholder	Company Common Stock
Edward S. Lampert	16,307,314

Exhibit 99.1

Seritage Growth Properties Files Preliminary Proxy Materials

Seeks Shareholder Approval of Plan of Sale Unanimously Recommended by the Seritage Board of Trustees

Appoints Adam Metz as Chairman of the Seritage Board

NEW YORK – July 7, 2022 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner and developer of 161 retail, residential and mixed-use properties, today filed its preliminary proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s 2022 Annual Meeting of Shareholders.

In connection with its previously announced review of strategic alternatives, the Seritage Board of Trustees unanimously recommends that the Company’s shareholders vote at the Annual Meeting to approve a proposed plan of sale of Seritage’s assets and dissolution (the “Plan of Sale”) that will allow the Seritage Board to sell all of the Company’s assets, distribute the net proceeds to shareholders and dissolve the Company. Importantly, the Plan of Sale will increase the universe of potential buyers by allowing Seritage and potential buyers to enter into and complete value maximizing transactions without subjecting any such transaction to the delay and conditionality associated with having to seek and obtain shareholder approval.

“The Special Committee, the Board and the management team all believe that, given the diversified nature of our portfolio, pursuing multiple transactions with different potential buyers for assets or groups of assets may present the best opportunity to maximize shareholder value,” said Andrea Olshan, Chief Executive Officer and President. “We are confident that implementing the Plan of Sale will create a more competitive sale process and will best position us to maximize shareholder value as we continue our strategic review.”

The affirmative vote of at least two-thirds of all outstanding common shares of the Company is required to approve the Plan of Sale. Edward Lampert, Seritage Growth Properties’ former Chairman, has entered into a Voting and Support Agreement under which he has exchanged his equity interest in the Company’s Operating Partnership, Seritage Growth Properties, L.P., for Class A common shares and agreed to vote his shares in favor of the Plan of Sale. As of July 6, 2022, after giving effect to the exchange of his Operating partnership interests, Mr. Lampert owns approximately 29.1% of the Company’s outstanding Class A common shares.

The strategic review process remains ongoing, and the Company remains open-minded to pursuing the right value maximizing alternatives, including a potential sale of the Company, while continuing to deliver on the Company’s business plans to drive shareholder value. There can be no assurance that the review process will result in any transaction or any strategic change at this time.

Appointment of Adam Metz as Chairman of the Seritage Board

Seritage also announced that the Board has appointed Adam Metz as Chairman of the Seritage Board of Trustees. Mr. Metz, who was appointed to the Seritage Board in March 2022, is a former Managing Director and head of International Real Estate at Carlyle Group and brings extensive transactional experience and significant real estate expertise. He also currently serves on the Board’s Audit Committee as well as the Special Committee of the Board overseeing the strategic review process.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; the impact of the COVID-19 pandemic on the business of the Company’s tenants and business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service the Company’s debt obligations and ability to pay dividends and other distributions to shareholders, the Company’s historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; risks relating to redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; the Company’s relatively limited history as an operating company; and environmental, health, safety and land use laws and regulations. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s preliminary proxy statement filed with the SEC on July 7, 2022, the Company’s annual report on Form 10-K for the year ended December 31, 2021 and in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage is principally engaged in the ownership, development, redevelopment, management and leasing of retail and mixed-use properties throughout the United States. As of March 31, 2022, the Company’s portfolio consisted of interests in 161 properties comprised of approximately 19.0 million square feet of gross leasable area (“GLA”) or build-to-suit leased area, approximately 600 acres held for or under development and approximately 8.8 million square feet or approximately 740 acres to be disposed of. The portfolio consists of approximately 15.2 million square feet of GLA held by 136 wholly owned properties (such properties, the “Consolidated Properties”) and 3.8 million square feet of GLA held by 25 unconsolidated entities (such properties, the “Unconsolidated Properties”).

Important Information

On July 7, 2022, Seritage Growth Properties (the “Company’s) filed a preliminary proxy statement and form of proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2022 Annual Meeting of shareholders (the “Proxy Statement” and such meeting the “Annual Meeting”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement, when it becomes available, and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s shareholders will also able to obtain, without charge, a copy of the definitive Proxy Statement, when it becomes available, and other relevant filed documents by directing a request by mail to Seritage Growth Properties, 500 Fifth Avenue, Suite 1530, New York, NY 10110, or from the Company’s website, https://www.seritage.com.

Investor Contact:

Seritage Growth Properties

Investor Relations

(212) 355-7800

Media Contact:

Jon Keehner / Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449